Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors,
Reg Technologies Inc.

We consent to the incorporation by reference in the Registration Statement on Form 20-F of Reg Technologies Inc., of our report dated August 22, 2008, on the consolidated balance sheet of Reg Technologies Inc. as of April 30, 2008 and the related consolidated statements of loss and comprehensive loss, stockholders’ equity and cash flows for the years ended April 30, 2008 and 2007, included in the Company’s annual report on Form 20-F for the year ended April 30, 2009.

“Smythe Ratcliffe LLP” (signed)

Chartered Accountants

Vancouver, Canada
November 13, 2009